EXHIBIT 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	April 24, 2007

              FOR IMMEDIATE RELEASE

              CONTACT:
              Jeffrey Edwards
              Molecular Pharmacology (USA) Limited
              jedwards@mpl-usa.com

PROGRESS IN MOLECULAR'S DRUG
 DISCOVERY PROGRAM TO BE PRESENTED AT
 THE WORLD CONGRESS ON INFLAMMATION

               Los Angeles, CA - April 24, 2007

               Molecular Pharmacology (USA) Limited (OTCBB: MLPH)

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Molecular Pharmacology (USA) Limited (the "Company") is pleased to announce that its progress in its drug discovery program collectively operated by its Australian subsidiary Molecular Pharmacology Limited and its principle shareholder, Pharmanet Group Limited, ("MPL Group") will be presented at the 8th World Congress on Inflammation in Copenhagen in June 2007.

The MPL Group has received invitations from the Scientific Committee of the World Congress to present three separate scientific papers on developments of the Company's licenced topical anti-cytokine and anti-inflammatory drug developments.

The World Congress on Inflammation is one of the premier scientific forums for new discoveries in inflammation control and management. Management believes to have three papers accepted at such a prestigious forum provides a strong endorsement of the scientific quality of the Company's drug discovery program.

The three papers to be presented in Copenhagen in June 2007 cover the management of sun-damage and photo-aging using MPL Group's topical anti-cytokine complex, the reduction of pro-inflammatory cytokines in human monocytes using MPL Groups Zn-plasma protein complex and the influence of MPL Group's patented trace element complex on managing pro-inflammatorily cytokines in arthritis.

The three papers to be presented at the World Congress on Inflammation represent only a small part of MPL Group's recent progress in the development of its proprietary Tripeptofen drug development platform. The public release of this new data in Copenhagen has only recently been made possibly by completion of the Company's expanded intellectual property program.

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For more information:
Jeffrey Edwards
Molecular Pharmacology (USA) Limited
Phone: +61 8 944 33011
Cell: : +61 41 791 2211
E-mail: jedwards@mpl-usa.com